UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

EIDOS THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38533	46-3733671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eidos Therapeutics, Inc.

101 Montgomery Street, Suite 2550

San Francisco, CA 94104

(Address of principal executive offices, including zip code)

(415) 887-1471

(Telephone number, including area code, of agent for service)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EIDX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On September 9, 2019, Eidos Therapeutics, Inc. (“Eidos”) entered into a license agreement (the “License Agreement”) with Alexion Pharma International Operations Unlimited Company, a subsidiary of Alexion Pharmaceuticals, Inc. (together, “Alexion”) to develop and commercialize Eidos’ product candidate, AG10, in Japan.

Additionally, on September 9, 2019, Eidos and Alexion entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Eidos sold to Alexion 556,173 shares of Eidos’ common stock, par value $0.001 per share, for an aggregate purchase price of approximately $25 million.

Under the terms of the License Agreement, Eidos has granted Alexion an exclusive license to certain of Eidos’ intellectual property rights to develop, manufacture and commercialize AG10 in Japan. In consideration for the license grant, Eidos is entitled to receive an upfront payment of $25 million, with the potential for an additional one-time payment of $30 million subject to the achievement of a regulatory milestone. In addition, Eidos is entitled to receive royalties in the low double-digits on net sales by Alexion of AG10 in Japan. The royalty rate is subject to reduction if Alexion is required to obtain intellectual property rights from third parties to develop, manufacture or commercialize AG10 in Japan, or upon the introduction of generic competition into the market.

Unless earlier terminated, the License Agreement will expire upon the later of the expiration of the last-to-expire valid claim under any licensed patents covering AG10 in Japan or the tenth anniversary of the first commercial sale of AG10 in Japan. Either party may terminate the License Agreement in the event of a material breach or insolvency of the other party. Additionally, Alexion may terminate the License Agreement for convenience upon at least 180 days prior written notice, and Eidos may terminate the License Agreement in the event Alexion ceases development or commercialization of AG10 under certain circumstances or challenges the validity or enforceability of Eidos’ patent rights.

The foregoing description of the License Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Item 3.02. Unregistered Sales of Equity Securities.

The information in the second paragraph set forth in Item 1.01 above regarding the Stock Purchase Agreement is incorporated herein by reference.

The shares of Eidos’ common stock issued to Alexion under the Stock Purchase Agreement was issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The sale of the shares of Eidos’ common stock pursuant to the Stock Purchase Agreement has not been and will not be registered under the Securities Act or any state securities laws. The shares may not be resold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01. Regulation FD Disclosure.

On September 9, 2019, Eidos, Alexion and BridgeBio Pharma, Inc. issued a joint press release announcing Eidos’ entry into the License Agreement with Alexion. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 9, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Eidos Therapeutics, Inc.

Date: September 11, 2019	By:	/s/ Christine Siu
Christine Siu
Chief Financial Officer